Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Jill Peters
(818) 871-8342
jpeters@thecheesecakefactory.com

THE CHEESECAKE FACTORY ANNOUNCES

PRELIMINARY SALES RESULTS FOR FOURTH QUARTER OF FISCAL 2010

Calabasas Hills, CA — January 11, 2011 — In advance of its presentation today at the Cowen and Company 9th Annual Consumer Conference, The Cheesecake Factory Incorporated (NASDAQ: CAKE) announced preliminary, unaudited revenues and comparable restaurant sales for the fourth quarter of fiscal 2010, which ended on December 28, 2010.

Total unaudited revenues were approximately $417 million in the fourth quarter of fiscal 2010 as compared to $401 million in the prior year fourth quarter.

Comparable restaurant sales at The Cheesecake Factory and Grand Lux Cafe increased 0.9% in the fourth quarter of fiscal 2010 from the fourth quarter of the prior year.  Comparable restaurant sales were adversely impacted primarily by inclement weather, as well as a holiday shift.  Absent these factors, comparable restaurants sales increased 2.1% in the fourth quarter of fiscal 2010 from the same period a year ago.

By concept, comparable restaurant sales increased 1.0% at The Cheesecake Factory and decreased 0.4% at Grand Lux Cafe in the fourth quarter of fiscal 2010 from the fourth quarter of the previous year.

“We delivered our fourth consecutive quarter of growing guest traffic and positive comparable sales, and ended 2010 with a full year comparable sales increase of 2.0%.  Our consistently strong performance throughout the year reflects our building market share and solid strategic and operational execution,” said David Overton, Chairman and CEO.  “As we begin the New Year, we remain comfortable with our expectations for 2011, the planned expansion of our brands and our ability to continue to grow shareholder value in 2011 and beyond.”

The Company expects to announce final results for the fourth quarter of fiscal 2010 on February 10, 2011.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 163 full-service, casual dining

The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

restaurants throughout the U.S., including 149 restaurants under The Cheesecake Factory® mark; 13 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark. The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 70 varieties of quality cheesecakes and other baked products. For more information, please visit www.thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, in particular, the Company’s confidence in its ability to deliver financial performance consistent with the guidance it has provided and open new restaurants that meet its financial targets, as well as uncertainties related to national and regional economic conditions beyond the Company’s control; the Company’s ability to remain relevant to consumers; the Company’s ability to retain the savings realized through its cost management initiatives; the Company’s ability to continue to improve its operating margins; factors outside of the Company’s control that impact consumer confidence and spending; current and future macro national and regional economic and credit market conditions; changes in national and regional unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), as set forth below.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

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